Item 77Q (1)(a) - Copies of any material amendments to the registrant's charter or by-laws

Amended and Restated Agreement and Declaration of Trust of CRM Mutual Fund Trust is incorporated by reference to Post-Effective Amendment No. 27 ("PEA 27") to the Registration Statement on Form N-1A (Accession No. 0001193125-16-649316) as filed with the SEC on July 15, 2016.

Item 77Q (1)(d) - Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I

The officers of CRM Mutual Fund Trust are authorized and directed to issue and sell shares of beneficial interest of the CRM Long/Short Opportunities Fund to the public. Each share shall have no par value and shares issued in connection with a dividend in shares or a split or reverse split of shares, shall be fully paid and nonassessable, as set forth in the Amended and Restated Agreement and Declaration of Trust of CRM Mutual Fund Trust dated November 9, 2015 and the Multiple Class Plan Pursuant to Rule 18f-3 of CRM Mutual Fund Trust.

A description of the CRM Long/Short Opportunities Fund is incorporated by reference to Post-Effective Amendment No. 27 ("PEA 27") to theRegistration Statement on Form N-1A (Accession No. 0001193125-16-649316) as filed with the SEC on July 15, 2016.

Item 77Q (1)(e) - Copies of any new or amended investment advisory contracts

Amended and Restated Schedule A and Schedule B dated as of June 9, 2016 to the Investment Advisory Agreement dated as of June 15, 2005 between CRM Mutual Fund Trust and Cramer Rosenthal McGlynn, LLC is incorporated by reference to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A (Accession No. 0001193125-16-649316) as filed with the SEC on July 15, 2016.